Filed Pursuant to Rule 433
Registration Statement No. 333-262367
Issuer Free Writing Prospectus dated September 20, 2024
Relating to Preliminary Prospectus dated August 23, 2024

Li Bang International Corporation Inc.

1,600,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Li Bang International Corporation Inc. (the “Company”) and should be read together with the preliminary prospectus dated August 23, 2024 (the “Preliminary Prospectus”) that was included in Amendment No.12 to the Registration Statement on Form F-1 (File No. 333-262367), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1896425/000121390024072283/ea0211932-f1a12_libang.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Craft Capital Management LLC at info@craftcm.com.

Li Bang International Corporation Inc. Proposed Nasdaq Ticker: LBGJ Investor Presentation Free Writing Prospectus dated September 20, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated August 23, 2023 Registration Statement No. 333 - 262367

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Li Bang International Corporation Inc. (“we”, “us”, or “our”) and should be read together with the registration statement on form F - 1 , as amended (File No .: 333 - 262367 ) (the “Registration Statement”) we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https: //www . se c .gov/Archives/edgar/data/1896425/000121390024072283/ea0211932 - f1a12_libang.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC’s website at http : //www . sec . gov . Alternatively, we will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Craft Capital Management LLC at info@craftcm . com or + 1 800 - 550 - 8411 , EF Hutton LLC at syndicate@efhutton . com or + 1 212 - 404 - 7002 , or contact Li Bang International Corporation Inc . via email libangsales@libangco . com . Free Writing Prospectus Statement 2 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . Forward - Looking Statement 3 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Issuer Li Bang International Corporation Inc. 02 Proposed Listing: Symbol Nasdaq Capital Market: LBGJ 03 Offering Type Initial Public Offering 04 Securities Offered 1,600,000 Ordinary Shares (1,840,000 Ordinary Shares, assuming full exercise of the over - allotment) 05 Offering Price $5.00 - $6.00 per Ordinary Share 08 Use of Proceeds • 50% for Working Capital and General Corporate Matters • 30% for Plant Construction • 15% for Equipment Procurement • 4% for Research and Development • 1% for Advertising and Marketing 09 Underwriter Craft Capital Management LLC, EF Hutton LLC 07 Gross Proceeds $8 million (based upon an assumed initial public offering price of $5.00 per ordinary share) (or approximately $9.2 million assuming the underwriter exercises its over - allotment option in full) Offering Summary 4 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview

Our main business is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own "Li Bang" brand. Additionally, we provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Commercial Kitchen Equipment | **Comprehensive Services**

Products

300+ Varieties

- Stainless Steel Kitchen Equipment
- Cooking & Food Preparation Instruments
- Hotel Supplies
- Kitchen Appliance Accessories

80+ Varieties

- Commercial Kitchen Accessories

13 Series

- Commercial Kitchen Accessories Series

56 Patents

10,000 Sqm Production Plant

Services

Commercial Kitchen Design

↓

Equipment Installation

↓

After-Sales Maintenance

Customer Base

- Hotels
- Educational Institutions
- State-Owned Enterprises
- Other Enterprises

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Corporate Structure


Li Bang International Corporation Inc.
("Li Bang International")
100%
Li Bang International Hong Kong Holdings Limited
("Li Bang HK")
Offshore
Onshore
100%
Jiangsu Li Bang Intelligent Technology Co., Limited
("Li Bang Intelligent Technology" or "WFOE")
100%
Suzhou Deji Kitchen Engineering Co., Limited
("Suzhou Deji")
100%
Li Bang Kitchen Appliance Co., Limited
("Li Bang Kitchen Appliance")
100%
Wuxi Li Bang Kitchen Appliance Co., Limited
("Wuxi Li Bang")
90%
Yangzhou Bangshijie Kitchen Appliance Co,. Ltd.
("Yangzhou Bangshijie")
95%
Nanjing Bangshijie Kitchen Appliance Co., Ltd.
("Nanjing Bangshijie")

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Products Overview



Intelligent Pressure Cookers



Stir-Frying Robots



Intelligent Stoves

Even with a vast range of products, we ensure that each product is designed and produced with safety, energy conservation, environmental protection, and customer convenience being of highest priority.

Features - Cookers

- Certified by the CQC (China Quality Certification Center) for energy efficiency, environmental protection, and safety
- Equipped with several innovations independently developed by the company's expert R&D department
- Suitable for all kinds of commercial kitchens of various scales

Examples:

- Intelligent Stoves
- Intelligent Pressure Cookers
- Intelligent Soup Cookers
- Energy-saving Steam Cabinets
- Energy-saving Gas Steam Rice Boxes

Features - Fume Emission and Fresh Air Supply Pipe Systems

- The systems include a fume purifier, fume hood, gas collection hood, and other products
- Solves common fume problem in the commercial kitchen industry, cleaning the kitchen environment

Features - Other Products

- Waste processor: remotely operate and monitor waste volume and the dehydration process in real-time



Dishwasher



Energy-Saving Steam Cabinet



Production Lines

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Production Model o Commerce Department —— Contact with customers o Design Department —— Make 3D autocad drawings o Purchasing Department —— Purchase parts and equipment o Production Department —— Make production plan & Organize and arrange for production & Finish the production 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Production Base: 10,000+ Square Meters Modern Production Facilities Scientific Operation Procedures Warranty Period of Our Products: 1 to 5 Years Production

Comprehensive Services – Design & Installation

We are dedicated to providing top-line commercial kitchen appliances for governments, enterprises, public institutions, schools, hospitals and hotels.

Customized Solutions

	Planning Phrase	Early Stage	Post-Preliminary Design Approval	Post-Detailed Design Approval	After Construction Completion	Testing Phase
Actions	Customize personalized solutions for each individual kitchen according to various factors	Conduct demand analysis to learn about the type of project and the customer's investment intentions and operation and managerial requirements	Create a detailed mechanical and electrical graphic design & create and provide a full range of kitchen drawings	Purchase materials according to the requirements for kitchen equipment in the documents and prepare for the installation of energy-saving items according to the construction and design drawings	Install the equipment according to the agreed-upon plan	Test all of the equipment installed and provide written reports to the customer and organize the training to ensure that the customer can master the basic operation and use of the equipment

The row of phase names above is labelled **Phases** on the slide.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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o On - site installation & maintenance services within 72 Hours o Five - star service ability as rated by “Commodity After - Sales Service Evaluation System” o Not a service for sale but rather an assurance warranty to signify a certain quality standard for all clients With the primary goal of client satisfaction , we view our professional and excellent after - sales services, for both existing and new customers, as central to the company’s operations. Concentration of Branches in China We have established branch offices and subsidiaries in several cities for after - sales services, showcasing our commitment to providing customers with consistent and responsive service . Location of Branches in Shanghai & Jiangsu Province • Shanghai • Nanjing • Suzhou • Yangzhou • Wuxi Comprehensive Services – After - Sales Services 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Customer Base


Duke University Kunshan


Shanghai Cancer Hospital


Yancheng Marriott Hotel


Shanghai Songjian Hilton Hotel

Selected Clientele

We have established business relationships with **more than 120 organizations nationwide**, and our customer base includes international hotels, enterprises and institutions, educational institutions, and hospitals.

Percent of Revenue by Customer*

Institution Types	% of Revenue
• Hotels	54.4%
• Other Enterprises	23.9%
• Other State-Owned Enterprises	16.7%
• Educational Institutions	4.9%
• Hospital	0.1%


Educational Institutions
Hospital
Other State-Owned Enterprises
Hotels
Other Enterprises

*As of six months ended December 31, 2023

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

11

In v es t me nt Highlights 02 Strict Quality Control To ensure consistent product quality and continued customer satisfaction, we exclusively purchase raw materials from high - quality suppliers and manage production processes. 03 High Brand Recognition in the Industry & Commitment to Differentiated Services We have established ourselves within the market through a series of trademarks and years of operation in the field of commercial kitchen equipment. We prioritize providing customers with specialized and customized productions specific to their project needs. 04 High - Quality After - Sales Maintenance & Market Development Several operating subsidiaries in various cities are equipped with their own after - sales maintenance team to ensure that all clients can receive consistent and responsive service. 05 Highly Experienced & Visionary Management Team We are led by a core management team with decades of experience in the stainless - steel & machinery and equipment industry. 01 Advanced R&D and Design Capabilities With over 56 Patents, we are led by an experienced R&D team specializing in Mechanical and Electromechanical engineering. 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Advanced R&D and Design Capabilities

Our R&D department specializing in **project design, mechanical engineering, and electromechanical engineering.**

We are committed to continuously creating new and innovative existing technologies that best serve the needs of our clients.

Technological Achievements

- Optimized The Performance of Leading Products
- Improved Equipment Reliability
- Simplified The Maintenance Needed to Maintain Consistent Operation
- Increased Energy Efficiency of Products

Cloud-based Remote Monitoring & Operating System



Connected Equipment
Cloud-based System
Mobile Remote Control
Real-time Alerts
Pressure Monitoring
Temperature Monitoring

Awards & Certificates

Jiangsu Science and Technology Small and Medium-sized Enterprises 2015

Wuxi Science and Technology Research and Development Institution Certificate 2017

Patents

56 Total Patents	**51**	Utility Model Patents
	3	Invention Patents
	2	Design Patents

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

13

Strict Quality Control

Throughout the entirety of the Design & Manufacturing Process, we pay great attention to the standard of product quality.

Raw Material Standards

- When selecting raw materials for manufacturing, we prioritize purchasing from high-quality suppliers

- Ensure consistent product quality and stability

Production Standards

- Dedication to continuously improving our production processes while also increasing our production qualification rate

- Evidenced through the absence of quality disputes, claims, or lawsuits caused by quality issues

Certifications

- ISO9007 Quality Management System Certification
- ISO28001 Environmental Protection System Certification
- China Environmental Labeling (Type II) Product Certification
- ISO14001 Health System Certification
- China Environmental Protection Product Certification
- China Quality Certification Center Safety Certifications
- ISO45001 Occupational Health And Safety Management System Certification

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

14

Registered trademarks 19+ 17+ 120+ Years of operation Established business relationships with organizations nationwide 300+ Different pieces of stainless - steel kitchen equipment T e a m Dedicated to providing their customers with tailor - made solutions to their needs We have exerted certain influence in Eastern China as one of the largest production scale companies in the commercial kitchen industry in Jiangsu, Zhejiang and Shanghai. Our services could be useful to all sorts of organizations and enterprises whether they be a government agency, school, hospital, or hotel. Market Positioning Service Diversity High Brand Recognition in the Industry & Commitment to Differentiated Services 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

• Each of our operating subsidiaries has its own maintenance team that services all clients within their respective regions. • Ensure consistent customer satisfaction • Meet the service demands of customers in the shortest possible time • Dedicated personnel in various regional markets High Quality After - Sales Maintenance • We are committed to growing our potential market reach through the establishment of operating subsidiaries in different regional markets . • Promote responsive maintenance and expansion of local sales • I nc r e ase ma r k e t p r e s enc e t h r ou g h t a r g ete d networking and new products Market Development 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. High - Quality After - Sales Maintenance & Market Development

• Mr . Huang has served as our CEO and Chairman of the Board since December 2021 . • Mr . Huang has over 12 years of marketing and operations experience in the commercial kitchen appliance industry . • Mr . Huang worked as a general manager of Li Bang Kitchen Appliance Co . , Limited since March 2019 . • Mr . Huang has been acting as the general manager of Wuxi Li Bang Kitchen Appliance Co . , Limited since October 2007 . • Mr . Huang worked as a sales manager in Suzhou Hongtu Sanbao Technology Development Co . , Ltd . from July 2004 to September 2007 . • Mr . Huang received a college degree in Computer Application from Silicon Lake Vocational and Technical School College in June 2004 , and has been a graduate student in Information Engineering at the School of Information Engineering, Jiangsu Open University since September 2020 . Mr. Feng Huang Chief Executive Officer & Chairman of the Board • Mr . Xia has a wealth of experience in financial management, proficient in finance, taxation, financing and financial information management . • Mr . Xia acted as the Financial Manager at Li Bang Kitchen Appliance Co . , Limited from 2019 to April 2024 . • Mr . Xia acted as the Financial Manager at Wuxi Li Bang Kitchen Appliance Co . , Limited from 2014 to 2019 . • Mr . Xia worked at the Jiangyin Industrial and Commercial Consulting Center from 2000 to 2014 . • Mr . Xia graduated with an associate degree in Business Administration from Yangzhou University Business School in 2000 , and obtained a bachelor’s degree in Accounting from Yangzhou University in 2004 . Mr. Liang Xia Chief Financial Officer • Mr . Wu has served as our Chief Operating Officer since December 2021 . • Mr . Wu has more than 10 years of operating and management experience . • Mr . Wu has been acting as the Sales Manager of Dachang International (Shanghai) Co . , Ltd . since July 2003 . • Mr . Wu worked for Winterhalter Trading (Shanghai) Co . , Ltd . as Sales Director from June 2007 to May 2016 . • Mr . Wu works as the General Manager of Wuxi Li Bang Kitchen Appliance Co . , Ltd . Shanghai Branch since June 2016 . • Mr . Wu obtained his bachelor’s degree in business management from Hefei University of Technology in June 2003 . Mr. Jianhua Wu Chief Operating Officer Highly Experienced and Visionary Management Team 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Board of Directors



Mr. Feng Huang

Chief Executive Officer & Chairman of the Board

- Mr. Huang has served as our CEO and Chairman of the Board since December 2021.
- Mr. Huang has over 12 years of marketing and operations experience in the commercial kitchen appliance industry.
- Mr. Huang worked as a general manager of Li Bang Kitchen Appliance Co., Limited since March 2019.
- Mr. Huang has been acting as the general manager of Wuxi Li Bang Kitchen Appliance Co., Limited since October 2007.
- Mr. Huang received a college degree in Computer Application from Silicon Lake Vocational and Technical School College in June 2004, and has been a graduate student in Information Engineering at the School of Information Engineering, Jiangsu Open University since September 2020.



Ms. Funa Li

Director

- Ms. Li has served as a director since May 2022. Ms. Li has extensive experience in project management and bidding of the engineering industry.
- Ms. Li has been the General Manager of Jiangsu Zongchi Engineering Management Co., Ltd. in charge of the daily operating and management since June 2021.
- Ms. Li was the General Manager of Suzhou Zongchi Bidding Consulting Service Co., Ltd. from November 2009 to May 2021.
- Ms. Li served as the Sales of Suzhou Zhenghua Engineering Cost Consulting Co., Ltd. from July 2007 to October 2009.
- Ms. Li obtained Technical Secondary School degree in Mechatronics from Shaanxi Institute of Technology in June 2006.



Ms. Ronghua Xu

Independent Director Nominee

- Ms. Xu has experience in accounting for over 15 years.
- Ms. Xu serves as the Finance Director in Wuxi Jinke Real Estate Development Co., Ltd. since June 2007.
- Ms. Xu graduated from Nankai University with a bachelor's degree in Business Administration in 2003, and obtained certificates of Certified Public Accountant (CPA) in 2009 and Certified Tax Agents (CTA) in 2013.



Mr. Scott Silverman

Independent Director Nominee

- Mr. Silverman has over 30 years of business success on national and international levels, with a highly diverse knowledge of financial, legal, operations management, public company management, accounting, and SEC regulations.
- Mr. Silverman is currently a member of the Board of Directors of Bit Origin, Ltd. (Nasdaq: BTOG) and a director nominee of Muliang Viagoo Technology, Inc.
- Mr. Silverman is one of the founders and serves as President and CEO of EverAsia Financial Group, Inc. and JJL Capital Management LLC.
- Mr. Silverman has a bachelor's degree in finance from George Washington University and a master's degree in accounting from NOVA Southeastern University.



Mr. Xiaozhong Yu

Independent Director Nominee

- Mr. Yu has experience in law for over twenty years.
- Mr. Yu is the Partner of Beijing Tiantai (Wuxi) Law Firm since December 2020.
- Mr. Yu served as a Partner in Jiangsu Beisite Law Firm from October 2008 to November 2020.
- Mr. Yu served in Wuxi Hitachi Maxell Co., Ltd. as Administrative Supervisor from July 2002 to October 2008.
- Mr. Yu graduated from Jiangnan University with a bachelor's degree in Law in 2002.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Growth S t ra t eg y Providing Quality Products and Customer Service Optimizing Existing Product Portfolio Increasing the Support of Existing Sales Channels Expanding Leading Market Position • Continue introducing technical personnel and advanced processing equipment to further develop existing intelligent and high - quality products independently • Emphasis on product manufacturing processes, quality control testing, and product development through rigorous product quality audits • Continue providing clients with high - quality products that specifically fit their needs • Continue to research, develop and make, new products • Increase customer coverage in different regional markets by establishing subsidiaries and branches • Expand Business scope • Strengthen local after - sales services and acquire customers with medium and high - end needs • Actively participate in government bidding projects and undertake large projects for star hotels, real estate companies, and listed enterprises • Deepen cooperation with large state - owned enterprises in engineering procurement construction projects 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Production Scale of China's Commercial Kitchenware Industry 78.35 82.56 88.57 91.39 98.63 2 0 19 2 0 20 2 0 21 2 0 22 2 0 23 B illi on s o f R M B Avg Annual Growth Rate 5.92% Period 2019 - 2023 2022 - 2023 7 . 92% Commercial Kitchen Appliance Industry is Consistently Growing B y 202 3 RMB 98.45 Billion Income RMB 131 . 6 5 B illi o n Assets 144,500 People 735 Enterprises Commercial Kitchen Appliance Market Is Expanding Brand Services Speed Up Enterprise Development 20 Source: China Industry Research Network See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Industry Trends Industry Overview

13.5 14 .0 8.1 3.7 FY2022 FY2023 1H2023 Unaudited Unaudited 1H2024 Revenue Reasons for revenue decreases from 1H2023 to 1H2024: 1) Slow - down of the PRC economy (Covid) that negatively impacted the number of projects 2) Change in the project - mix as the Company expanded into high - end hotel kitchen projects and many of them were still ongoing as of December 31 , 2023 , and 3) Lower average revenue per project as a result of the Company’s decision to attract potential customers in central and western China, and enhance brand awareness by lowering its project quotations . 1H2024 Unaudited Revenue Breakdown U S $ i n m illi o n Financial Overview 93.5% 6.5% Project Revenues Retail Revenues 21 Fiscal year ended June 30 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

5.8 4.9 3.3 0.6 FY2022 FY2023 1H2023 Unaudited1H2024 Unaudited Gross Profit U S $ i n m illi o n 0.8 0.6 0.8 - 1.5 F Y 2 0 2 2 F Y 2 0 2 3 1 H 2 0 2 3 U n a u d i t e d 1 H 2 0 2 4 U n a u d i t e d Net Income (Loss) 22 Fiscal year ended June 30 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. U S $ i n m illi o n FY2022 FY2023 1H2023 Unaudited 1H2024 Unaudited Financial Overview

Contact

Issuer

Li Bang International Corporation Inc.

libangsales@libangco.com

+86 0510-81630030

No. 190 Xizhang Road, Gushan Town,
Jiangyin City, Jiangsu Province, China

Underwriter

Craft Capital Management LLC

info@craftcm.com

+1 800-550-8411

377 Oak St, Lower Concourse,
Garden City, NY 11530

Underwriter

EF Hutton LLC

syndicate@efhutton.com

+1 212-404-7002

Madison Ave 39th floor,
New York, NY 10022

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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